Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

For Immediate Release

RURAL/METRO ANNOUNCES EXTENSION OF

CONSENT SOLICITATION

FOR ITS 7 7/8% SENIOR NOTES DUE 2008

SCOTTSDALE, Ariz. (Feb. 17, 2005) - Rural/Metro Corporation (Nasdaq/SC: RURL) announced today an extension of its previously announced consent solicitation relating to its tender offer for any and all of the $150.0 million aggregate principal amount outstanding of its 7 7/8% Senior Notes due 2008.

The company initiated the tender offer on February 3, 2005. As part of the tender offer, the company is soliciting consents from holders of the notes for certain proposed amendments that would eliminate or modify substantially all of the restrictive covenants, certain events of default, and certain other provisions contained in the indenture governing the notes. Noteholders who tender the notes will be required to consent to the proposed amendments, and noteholders who consent to the proposed amendments will be required to tender their notes.

The company has extended the expiration date of the consent solicitation to 11:59 p.m., New York City time, on Thursday, March 3, 2005. Originally, the consent solicitation was scheduled to expire at 5.00 p.m., New York City time, on Wednesday, February 16, 2005. The tender offer continues to be scheduled to expire at 11.59 p.m., New York City time, on Thursday, March 3, 2005.

The total consideration being offered in the tender offer and consent solicitation is an amount equal to $1,017.00 per $1,000 principal amount of such notes. The total consideration includes a consent payment of $20.00 per $1,000 principal amount of the notes.

The obligations of the company under the tender offer and consent solicitation are conditioned upon the satisfaction or waiver of various conditions, including, among other things, the following:

•	There being validly tendered (and not withdrawn) at least a majority in aggregate principal amount of the notes;

•	The execution of a supplemental indenture to the indenture governing the notes, following the receipt of the required consents; and

•	The borrowing under a new credit facility and through the issuance or incurrence of other indebtedness proceeds in an amount sufficient to repay the company’s existing credit facility, pay total consideration for the tendered notes, and fund the redemption of any notes not tendered on terms and conditions satisfactory to the company.

This press release is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal dated February 3, 2005, and the information in this press release is qualified in its entirety by reference to the information contained therein.

The company has retained Citigroup Global Markets Inc. to serve as the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent at (866) 488-1500 (toll free) and (212) 430-3774. Questions regarding the offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free).

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services to approximately 365 communities in 23 states.

This press release contains forward-looking statements, including statements relating to the company’s consummation of the tender offer and consent solicitation, the execution of a new senior secured credit facility, and the issuance or incurrence of other indebtedness. These statements are based on the company’s current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond its control. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors including, but not limited to, adverse regulatory, business or market conditions, or difficulties or delays in, or unexpected costs relating to, obtaining financing necessary to consummate the tender offer. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and from time to time in the company’s other SEC filings. The company disclaims any obligation to update its forward-looking statements.

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